EXHIBIT 99.1

Chemours Names Tony Satterthwaite to Board of Directors

Wilmington, Del., June 13, 2024 – The Chemours Company (“Chemours”) (NYSE: CC), a global chemistry company with leading market positions in Titanium Technologies, Thermal & Specialized Solutions, and Advanced Performance Materials, today announced the appointment of Livingston “Tony” Satterthwaite to its Board of Directors, effective June 12.

“I’m pleased to welcome Tony as the newest member of Chemours’ Board of Directors,” said Dawn Farrell, Chair of the Board of Chemours. “Tony brings extensive leadership and board experience and has a proven track record of driving business growth, making him a great addition to our already seasoned Board.”

Tony currently serves as Senior Vice President at Cummins, Inc. (NYSE: CMI), a global power leader in manufacturing diesel and natural gas engines and engine-related component products, where he leads the Information Technology and Digital Corporate teams. Over his 36-year tenure at Cummins, Tony has held numerous leadership positions across the company's global businesses and operations, including serving as President of Power Generation, President of the Distribution Business, President and Chief Operating Officer, and others. Tony will retire from Cummins in September 2024.

“With over 35 years of leadership experience and a distinguished career, Tony brings a wealth of knowledge to the Chemours Board,” said Denise Dignam, President and Chief Executive Officer of Chemours. “I look forward to working collaboratively with Tony and am confident his expertise and insights will be valuable to the Board.”

Tony also currently serves on the Board of Directors for IDEX Corporation (NYSE: IEX), the National Association of Manufacturers, and the Cummins Foundation. He is also an Industrial Advisory Council Member for Amprius, Inc. Tony holds an MBA from Stanford University and an undergraduate degree in civil engineering from Cornell University.

About The Chemours Company

The Chemours Company (NYSE: CC) is a global leader in Titanium Technologies, Thermal & Specialized Solutions, and Advanced Performance Materials providing its customers with solutions in a wide range of industries with market-defining products, application expertise, and chemistry-based innovations. We deliver customized solutions with a wide range of industrial and specialty chemicals products for markets, including coatings, plastics, refrigeration and air conditioning, transportation, semiconductor and consumer electronics, general industrial, and oil and gas. Our flagship products are sold under prominent brands such as Ti-Pure™, Opteon™, Freon™, Teflon™, Viton™, Nafion™, and Krytox™. The Company has approximately 6,200 employees and 28 manufacturing sites, and serves approximately 2,700 customers in approximately 110 countries. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC.

For more information, we invite you to visit chemours.com or follow us on X (formerly Twitter) @Chemours or on LinkedIn.

CONTACTS:

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EXHIBIT 99.1

INVESTORS

Brandon Ontjes

Vice President, Investor Relations

+1.302.773.3300

investor@chemours.com

Kurt Bonner
Manager, Investor Relations
+1.302.773.0026
investor@chemours.com

NEWS MEDIA
Cassie Olszewski

Corporate Media & Brand Reputation Leader

+1.302.219.7140

media@chemours.com